                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to " 240.14a-11(c) or " 240.14a-12

                              Quotesmith.com, Inc.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                              QUOTESMITH.COM, INC.
                             8205 SOUTH CASS AVENUE
                             DARIEN, ILLINOIS 60561

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                             ----------------------



     The 2000 Annual Meeting of Stockholders of Quotesmith.com, Inc. a Delaware corporation (the "Company"), will be held at Ripples Restaurant, located at 8025 South Cass Avenue, Darien, Illinois, on Thursday, May 25, 2000 at 10:00 a.m., Central Time, for the following purposes:

     1. To elect two persons to the Board of Directors of the Company;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record as of the close of business on April 5, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders for any purpose germane to the Annual Meeting at the offices of the Company for the ten days immediately preceding the Annual Meeting date. The Annual Report of the Company for the year ended December 31,1999 is being mailed to all stockholders of record on the Record Date and accompanies the enclosed Proxy Statement.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

                                 By Order of the Board of Directors,

                                 [FACSIMILE SIGNATURE]

                                 David I. Vickers
                                 Senior Vice President, Chief Financial Officer and Secretary

Darien, Illinois
April 13, 2000

                             ----------------------

            YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
                PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND.

                             ----------------------

                              QUOTESMITH.COM, INC.
                                8205 CASS AVENUE
                             DARIEN, ILLINOIS 60561

                             ----------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                             ----------------------


                               GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Quotesmith.com, Inc., a Delaware corporation, in connection with the solicitation of proxies by Quotesmith.com's Board of Directors for use at the Annual Meeting of Stockholders to be held at Ripples Restaurant, located at 8025 South Cass Avenue, Darien, Illinois, on Thursday, May 25, 2000 at 10:00 a.m., Central Time, and any adjournments thereof. A stockholder may revoke a proxy at any time before the meeting is convened by filing with the Secretary of Quotesmith.com an instrument of revocation or a duly executed proxy bearing a later date. A proxy also may be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of proxy. This Proxy Statement and the enclosed Notice of Annual Meeting and form of proxy are first being sent to stockholders on or about April 13, 2000.

     Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Annual Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute therefor if a nominee is unable or refuses to serve),
(ii) for the ratification of Ernst & Young LLP as Quotesmith.com's independent auditors for 2000 and (iii) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Annual Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the proxy and transmit it directly to such other designated person or persons for use at the Annual Meeting.

     Stockholders of record on April 5, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 19,226,711 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. A majority of the shares entitled to vote present, in person or by proxy, at the Annual Meeting will constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the shares that are present, in person or by proxy, at the Annual Meeting and entitled to vote will be sufficient to elect a director. The affirmative vote of a majority of such shares will be sufficient to ratify the appointment of the independent auditors. Abstentions and broker non-votes will be treated as present at the Annual Meeting for purposes of reaching a quorum. Abstentions shall have no effect on the election of a director but shall be treated as a vote against the ratification of the independent auditors. Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

     The cost of soliciting proxies will be borne by Quotesmith.com. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies in person or by telephone. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares of Common Stock and will be reimbursed by us for their reasonable expenses in forwarding such materials.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     Our board of directors is currently comprised of seven directors divided into three classes serving staggered three year terms, except for the first term of Class I directors, who have served for a one year term and our Class II directors are serving for a two year term. Each year, the directors of one class will stand for election as their terms of office expire. Messrs. Gretsch and Rueben are designated as Class I directors, with their terms of office expiring in 2000, Messrs. Denton and McCartney are designated as Class II directors with their terms of office expiring in 2001, and Messrs. Bland, Shannon and Thoms are designated as Class III directors with their terms of office expiring in 2002.

     The Board has nominated Richard F. Gretsch and Bruce J. Rueben for election to the Board at the Annual Meeting, each of whom has indicated his willingness to serve if elected. In the event that a nominee should become unwilling or unable to serve as a director, all duly executed proxies shall be voted for the election of such other person as may be designated by the Board of Directors. Unless authority to vote for a nominee is withheld, all votes represented by a properly executed proxy will be cast in favor of the nominees.

     The Board of Directors recommends a vote FOR the nominees for director.

     The following table sets forth information regarding our Board of Directors, including the nominees to the Board:

NAME                                AGE     POSITION
----                                ---     --------

  Robert S. Bland................    46    Chairman of the Board, President,
                                           Chief Executive Officer
  William V. Thoms ..............    47    Executive Vice President and Director
* Bruce J. Rueben................    47    Director
  Timothy F. Shannon.............    45    Director
  Jeremiah A. Denton, Jr. .......    74    Director
* Richard F. Gretsch.............    46    Director
  John McCartney.................    47    Director

*  Nominee for election.

     Robert S. Bland has served as our chairman of the board, president and chief executive officer since he founded Quotesmith.com in 1984. Mr. Bland holds a B.S. in marketing from the University of Colorado.

     William V. Thoms has served as our executive vice president since 1994. From 1988 to 1993, Mr. Thoms was responsible for our operations and customer service departments. Mr. Thoms is a founding stockholder of Quotesmith.com.

     Bruce J. Rueben became a director of Quotesmith.com in January 1998. He has been president of the Minnesota Hospital and Health Care Partnership, Minnesota's hospital association, since November 1998. From January 1994 to November 1998, Mr. Rueben was president of the Maine Hospital Association. From 1989 to 1994, Mr. Rueben was senior vice president and assistant treasurer of the Virginia Hospital Association. Mr. Rueben holds a B.S. from the Virginia Commonwealth University School of Business and a M.B.A. from the University of South Carolina.

     Timothy F. Shannon became a director of Quotesmith.com in January 1998. Since 1991, he has been President of Bradner Smith & Company, a subsidiary of Bradner Central Company. In 1995, he was appointed to the Bradner Central Company board of directors. Bradner Central Company, headquartered in Chicago, is a wholesale paper distribution company with annual revenues that exceed $300 million. Mr. Shannon holds a B.S. in Business Administration from the University of Illinois.

     Admiral Jeremiah A. Denton, Jr. became a director of Quotesmith.com in August 1999. He currently serves as president of the National Forum Foundation. Admiral Denton was elected as a United States Senator from Alabama in 1980, and served from 1981 to 1987. From 1987 to 1989, Admiral Denton, after being appointed by President Reagan, served as chairman of the presidential commission on Merchant Marine and Defense. Admiral Denton holds a B.S. from the United States Naval Academy and an M.A. in international affairs from George Washington University.

     Richard F. Gretsch became a director of Quotesmith.com in August 1999. He currently serves as global offering manager for AT&T Global Network Services and has held this position since AT&T purchased the IBM global network. Mr. Gretsch had been global offering manager for IBM Internet Connection Service since 1995. From 1977 to 1995, he was employed with IBM Corporation in various capacities including advisory instructor, systems engineering, major account development and securities industry client manager. Mr. Gretsch holds a B.S. in finance and accounting from the University of Arizona and a M.B.A. from the University of Notre Dame.

     John McCartney became a director of Quotesmith.com in August 1999. Since October 1998, Mr. McCartney has served as vice chairman of Datatec, Ltd, a global provider of Internet-related products and services. Datatec, with annual revenues of greater than $1 billion, is headquartered in Johannesburg, South Africa and publicly traded on the Johannesburg Stock Exchange. From June 1997 to March 1998, Mr. McCartney was president of the client access business unit of 3Com Corporation, which merged with U.S. Robotics Corporation in 1997. Mr. McCartney served on the board of directors of U.S. Robotics Corporation from 1985 through 1997. He also served in various executive capacities at U.S. Robotics Corporation, including as president and chief operating officer. In addition to serving on the board of directors of Datatec, Mr. McCartney serves on the board of directors of A.M. Castle Corp. (AMEX) Next Level Communications, Inc. (NASDAQ), and other privately held companies. Mr. McCartney holds a B.A. in philosophy from Davidson College and a M.B.A. from the Wharton School, University of Pennsylvania.

BOARD COMMITTEES AND MEETINGS

     Our board of directors met one time during 1999 subsequent to our initial public offering on August 3, 1999. All board members attended the meeting.

     Our board of directors has an executive committee, an audit committee and a compensation committee. These committees were established at our fourth quarter 1999 board of directors meeting and had their initial meetings in the first quarter of 2000. As necessary, however, the executive committee and compensation committee did act by consent resolution during 1999.

     Our executive committee consists of Messrs. Bland, Thoms and McCartney. The executive committee is authorized to exercise, between meetings of our board of directors, all of the powers and authority of our board of directors in the direction and management of our company, except to the extent prohibited by applicable law or our certificate of incorporation, or another committee shall have been accorded authority over the matter.

     Our audit committee consists of Messrs. McCartney, Shannon and Rueben. The audit committee will review our financial statements and accounting practices, make recommendations to our board of directors regarding the selection of independent auditors and review the results and scope of the audit and other services provided by our independent auditors. Beginning in the first quarter of 2000, the audit committee will review quarterly results with management and the independent auditors.

     Our compensation committee consists of Messrs. Gretsch, Shannon and Rueben. The compensation committee will make recommendations to the board of directors concerning salaries and incentive compensation for our executive officers and administers our employee benefit plans.

DIRECTOR COMPENSATION

     Directors who are also employees of Quotesmith.com receive no compensation for serving on our board of directors. Non-employee directors receive an annual stipend of $10,000. In addition, we reimburse non-employee directors for all travel and other expenses incurred in connection with attending board and committee meetings. Non-employee directors are also eligible to receive stock option grants under the Quotesmith.com, Inc. 1997 Stock Option Plan. Pursuant to this plan, Messrs. Rueben and Shannon received grants of 25,000 options each on January 1, 1998. These options are vested and are exercisable at an exercise price of $1.00 per share. Admiral Denton and Messrs. Gretsch and McCartney received options to purchase 25,000 shares of common stock at the completion of our initial public offering at an exercise price of $11.00 per share. These options were fully vested at the time of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our compensation committee members is an officer or employee of Quotesmith.com. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of it's executive officers serving on our compensation committee.

     During 1999, our board of directors, then consisting of Messrs. Bland, Thoms, Reuben and Shannon, set the compensation for our executive officers. Mr. Bland, our president and chief executive officer, and Mr. Thoms, our executive vice president, participated as directors in deliberations and determinations regarding executive compensation.

OWNERSHIP OF SECURITIES

     The following table sets forth information with respect to beneficial ownership of our common stock as of April 5, 2000:

     o each stockholder that is known to us to beneficially own more than 5% of our common stock;

     o    each of our directors;

     o our chief executive officer and each of the executive officers named in the summary compensation table appearing elsewhere in this proxy statement; and

     o    all of our executive officers and directors as a group.

     Unless otherwise indicated, the mailing address for each of the named individuals is c/o Quotesmith.com, Inc., 8205 South Cass Avenue, Suite 102, Darien, Illinois 60561.

     Applicable percentage ownership in the table is based upon 19,226,711 shares of common stock outstanding as of April 5, 2000. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options presently exercisable or exercisable within 60 days as of the date hereof are deemed to be outstanding for the purpose of computing the percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership for any other person or entity.


                                                                 SHARES BENEFICIALLY OWNED
                                                                 -------------------------
                                                                    NUMBER      PERCENT
                                                                    ------      -------
OUR CEO, NAMED EXECUTIVE OFFICERS AND DIRECTORS
   Robert S. Bland(1).........................................    7,314,334     38.0%
   William V. Thoms...........................................    2,161,500     11.2
   Thomas A. Munro(2).........................................       63,000        *
   Burke A. Christensen (3)...................................       58,676        *
   Timothy F. Shannon(4)......................................       38,333        *
   Bruce J. Rueben(4).........................................       29,000        *
   Admiral Jeremiah A. Denton, Jr. (4)........................       27,000        *
   Richard F. Gretsch (4).....................................       30,000        *
   John McCartney (4).........................................       36,000        *

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A
  GROUP (10 PERSONS)(5).......................................    9,757,843     50.2
OTHER FIVE PERCENT STOCKHOLDERS
   Intuit Ventures, Inc.(6)...................................    1,272,727      6.6
  *  Less than 1%.

(1) Includes 3,657,167 shares owned by Mr. Bland as a tenant in common with his wife, Maureen A. Bland, and 3,657,167 shares owned by Southcote Partners, L.P., a limited partnership whose sole general partners are Mr. and Mrs. Bland.

(2)  Includes options to purchase 35,000 shares.

(3)  Includes options to purchase 50,000 shares.

(4)  Includes options to purchase 25,000 shares.

(5)  Includes options to purchase 210,000 shares.

(6) Number of shares is based on information set forth in schedule 13G/A, filed with the SEC as of February 7, 2000. Intuit's address is 2535 Garcia Avenue, Mountain View, California 94043.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to provide the Company with copies of such reports. Based solely on a review of the copies provided to the Company and written representations from the directors and executive officers, the Company believes that all applicable Section 16(a) filing requirements have been met, except that the initial Form 4 for Burke Christensen, William Thoms, John McCartney, Richard Gretsch, Jeremiah Denton Jr., Bruce Rueben, and Timothy Shannon reflecting purchases of shares in the initial public offering were filed late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid for services rendered to Quotesmith.com during our last three years in all capacities by (i) our Chief Executive Officer, and (ii) the Company's highest paid executive officers during 1999 with cash compensation in excess of $100,000.

                                                                                     Long-Term
                                                                                   Compensation
                                                                                      Awards
                                                        Annual Compensation         Securities
                                                                                    Underlying        All Other
Name and Principal Position                  Year       Salary          Bonus         Options      Compensation(1)
---------------------------                  -----      ------          -----         -------      ---------------
Robert S. Bland                              1999   $   200,000   $       --         $     --         $     --
   President, Chief Executive Officer        1998       192,308           --               --               --
                                             1997       268,450           --               --               --

William V. Thoms                             1999       200,000           --               --               --
   Executive Vice President, Chief           1998       198,077           --           25,000               --
     Operating Officer                       1997       219,412           --               --               --

Thomas A. Munro (2)
   Vice President, Chief Financial
     Officer                                 1999       156,635       22,500           90,000          156,000
Burke A. Christensen (3)
   Vice President of Operations,
     General Counsel                         1999       147,969       20,000          100,000               --


(1) Other compensation represents the dollar value difference between the price paid by Mr. Munro for common stock of the registrant purchased from the registrant in March 1999 and the estimated fair market value of such security at the date of purchase.

(2) Mr. Munro joined Quotesmith.com in March 1999 at an annual base salary of $225,000. Mr. Munro resigned his employment with the Company in January 2000. As a result of his separation, he received one year base salary. Fifty percent was paid at his resignation date and the balance is due in twelve equal monthly installments. Mr. Munro will continue to vest in his options for twelve months following his resignation.

(3)  Mr. Christensen joined Quotesmith.com in January, 1999.

OPTION GRANTS IN 1999

     The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 1999.

                                                                                          Potential Realizable
                                                                                            Value of Assumed
                             Number of        Percent of Total                            Annual Rates of Stock
                            Securities           Options          Exercise                 Price Appreciation
                            Underlying         Granted to          or Base                 for Option Term(3)
                              Options         Employees in        Price per  Expiration    ------------------
Name                        Granted(1)           1999(2)            Share       Date         5%         10%
----                        ----------           -------            -----       ----         --         ---
Thomas A. Munro                  30,000            4.2%             $5.00     3/29/09     $387,300    $705,900
                                 30,000            4.2%             $7.00     3/29/09     $327,300    $645,900
                                 30,000            4.2%             $9.00     3/29/09     $267,300    $585,900

Burke A. Christensen             25,000            3.5%             $3.00      1/1/09     $372,750    $638,250
                                 25,000            3.5%             $5.00      1/1/09     $322,750    $588,250
                                 25,000            3.5%             $7.00      1/1/09     $272,750    $538,250
                                 25,000            3.5%             $9.00      1/1/09     $222,750    $488,250


(1) In January 1999, we granted Mr. Christensen options, each of which expires January 1, 2009, to purchase: 25,000 shares of our common stock with an exercise price of $3.00 per share, vesting as of November 16, 1999; 25,000 shares of our common stock with an exercise price of $5.00 per share, vesting as of May 16, 2000; 25,000 shares of our common stock with an exercise price of $7.00 per share, vesting as of November 16, 2000; and 25,000 shares of our common stock at an exercise price of $9.00 per share, vesting as of November 16, 2001.

      In March 1999, we granted Mr. Munro options, each of which was to expire March 29, 2009, to purchase: 30,000 shares of our common stock with an exercise price of $5.00 per share; 30,000 shares of our common stock with an exercise price of $7.00 per share; and 30,000 shares of our common stock at $9.00 per share. Each of Mr. Munro's options was to vest over a 36-month period by 2.77% of the total number of shares optioned each month, however, in the 36th month, these options were to vest by 3.05% of the total number of shares optioned.

(2)   Based on an aggregate of 718,000 options granted to our employees in 1999.

(3) Potential realizable values are calculated by assuming the initial public offering price of $11 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 5% and 10% rates of stock appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future stock price.

AGGREGATE OPTION EXERCISES IN 1999 AND 1999 YEAR END OPTION VALUES

     The following table sets forth certain information regarding the number and value of unexercised options held by the Named Executive Officers as of December 31,1999. No stock options were exercised during 1999.

                                Number of Securities                 Value of Unexercised
                               Underlying Unexercised               In-the-Money Options at
                            Options at December 31, 1999             December 31, 1999(1)
                            ----------------------------             --------------------
Name                       Exercisable      Unexercisable        Exercisable       Unexercisable
----                       -----------      -------------        -----------       -------------
Thomas A. Munro                 22,500              67,500          $  98,438            $295,125

Burke A. Christensen            25,000              75,000           $209,375            $328,125

(1) The value of in-the-money options represents the difference between the exercise price of such options and $11.375, the last sale price of a share of Common Stock on December 31, 1999.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We have entered into employment agreements with Messrs. Bland, Thoms and Christensen. These agreements set forth each executive's base annual compensation level, eligibility for salary increases, bonuses and options and level of benefits. Mr. Munro terminated his employment with Quotesmith.com in January 2000, and is receiving separation benefits pursuant to the terms of his employment agreement.

     In addition, each of the agreements provides for separation benefits if one of these executives is terminated without cause or if the executive terminates his employment for good reason, including a change of control of our company. In the event of a termination without cause or for good reason, each of Messrs. Bland and Thoms is entitled to receive a lump sum payment equal to two times his base annual salary. In the event of a termination without cause, Mr. Christensen is entitled to receive a lump sum payment equal to his annual base salary. In the event of a separation payment, Messrs. Bland and Thoms are entitled to gross up payments for any excise taxation incurred.

STOCK PERFORMANCE GRAPH

     The graph below compares the quarterly percentage changes in Quotesmith.com's cumulative total stockholder return from August 3, 1999 (the date of our initial public offering) through December 31, 1999 with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market and the CRSP Total Return Index for Nasdaq Insurance Stocks for the same period. The Insurance Stock Index includes insurance companies, brokers, agents, and related services. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                              [GRAPH APPEARS HERE]

                                              8/3/99       9/30/99    12/31/99
                                              ------       -------    --------
Quotesmith.com, Inc.......................   $   100   $   64.773  $  103.409
Nasdaq Stock Market
  (U.S. Companies)........................       100      106.112     157.238
Nasdaq
  (Insurance Index).......................       100       90.513      84.426


BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT

     Prior to the Company's initial public offering on August 3, 1999, the Board of Directors was responsible for establishing and implementing the Company's executive compensation policy. The principal elements of the 1999 compensation for our executive officers, including our Chief Executive Officer, was established during that time.

     The Compensation Committee of the Board of Directors will determine the compensation our Chief Executive Officer and our other executive officers beginning in 2000. To ensure that our executive compensation program is administered in an objective manner, the Compensation Committee is composed entirely of directors who are neither executive officers nor employees of the company. In addition to determining the salary and bonus compensation for all of our executive officers, the Compensation Committee determines the nature, timing and amount of awards and grants under Quotesmith.com`s stock option plans and makes recommendations as to the administration of other compensation plans and programs as they relate to executive officers.

     This report is intended to describe the philosophy that underlies the cash and equity-based components of our intended executive pay program in 2000. It also describes the details of each element of the program, as well as the rationale for compensation paid to our Chief Executive Officer and executive officers in general in 1999.






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

Compensation of Executive Officers Generally

     The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and (ii) directly link compensation to improvements in Company financial and operational performance and increase in stockholder value as measured by the Company's stock price and other objective criteria.

     The Company's compensation program for all executive offices emphasizes variable compensation, primarily through performance-based grants of equity-based incentives in the form of stock options. Salaries of all executive officers are generally targeted at median market levels.

     The Committee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity based compensation will remain one of the principal components of compensation.

Components of Compensation

     Salary. The Compensation Committee will review each executive officer's salary annually. Objective and subjective performance goals are set each year for each executive officer which will vary depending upon the specific position or role of the executive within the company. The Compensation Committee's review will take into consideration both the company's performance with respect to revenue growth and operating margins, together with the duties and performance of each executive. The Compensation Committee also considers provisions relating to salary set forth in employment agreements with certain of our executive officers.

     Bonus. Certain employees of the Company who perform significant management and decision-making functions are eligible to receive a performance bonus. Awards to executives may be made by the Compensation Committee after considering the recommendation of our Chief Executive Officer (except for awards granted to the Chief Executive Officer) and the financial performance of Quotesmith.com as measured by revenue growth and operating margins, or any other factors that the Compensation Committee deems relevant. Bonuses for fiscal 1999 were awarded based on Quotesmith.com's financial performance, as measured by the factors listed above, and the successful completion of our initial public offering. The bonus component of the executive compensation package is designed to be less than industry averages.

     Stock Options. The Compensation Committee believes that the granting of stock options is the most important method of rewarding and motivating management by aligning management's interests with those of our stockholders on a long-term basis. In addition, the Compensation Committee recognizes that we conduct our business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives and managers who possess demonstrated skills and experience. We believe that stock options play an important role in attracting and retaining such employees. For these reasons, the Company previously adopted the Quotesmith.com, Inc. 1997 Stock Option Plan (the "Plan") as a stock-based incentive program for our employees, executive officers and directors. The Committee believes the Plan is an important feature of our executive compensation package. Under the Plan, the Compensation Committee may grant options to executive officers who are expected to contribute materially to Quotesmith.com's future success. In determining the size of stock option grants, the Compensation Committee will focus primarily on the company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives. All non-officer employees will be granted 500 options after 90 days of full time employment. The value of the stock options is directly tied to the value of a share of our Common Stock.

     Compensation of the Chief Executive Officer. Mr. Robert Bland currently serves as Chief Executive Officer and President. Mr. Bland was compensated during the 1999 fiscal year utilizing the same general philosophy and criteria used for other executive officers as described above. During the 1999 fiscal year, Mr. Bland received a salary of $200,000 pursuant to his employment agreement with the Company.

     Tax Considerations. The Compensation Committee has determined that it is unlikely that the Company would pay any amounts for 2000 that would result in a loss of the federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time.

     The foregoing report has been approved by all of the members of the Compensation Committee.

                                The Compensation Committee

                                      Richard F. Gretsch
                                      Bruce J. Rueben
                                      Timothy F. Shannon




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since the date of the Company's initial public offering in August 1999, Richard F. Gretsch, Bruce J. Rueben and Timothy F. Shannon, none of whom at any time have been employees of the Company, served on the Compensation Committee of the Board of Directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1998, Quotesmith.com entered into a three year services agreement with Intuit Insurance Services, Inc., a wholly owned subsidiary of Intuit, Inc., under which the Company paid a fee to Intuit Insurance Services for its customers who purchase insurance through the Company's service. In February 1999, the Company sold 1,000,000 shares of its common stock to Intuit, Inc. for proceeds of $3,000,000 in a private placement. The Company also sold 272,727 shares of its common stock to Intuit, Inc. for proceeds totaling $3,000,000 in the initial public offering.

     In June 1999, the Company borrowed $2,000,000 from Intuit, Inc. Interest accrued at an annual rate of 12.5%. The note was paid in full on August 5, 1999 with interest totaling $28,767.

                PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors to audit the consolidated financial statements of Quotesmith.com, and has directed that this selection be presented to the stockholders for approval at the Annual Meeting. Ernst & Young LLP has audited Quotesmith.com's financial statements since 1996. It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions from stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event stockholders fail to ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditor at any time if the Board determines that such a change would be in the best interests of Quotesmith.com and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. If any other matters do come before the Annual Meeting, it is intended that the holders of proxies solicited by the Board of Directors will vote on such other matters in their discretion in accordance with their best judgment.








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
                             ADDITIONAL INFORMATION

     A COPY OF OUR ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATE SECRETARY OF QUOTESMITH.COM, INC., 8205 SOUTH CASS AVENUE, SUITE102, ILLINOIS 60561.


                           2000 STOCKHOLDER PROPOSALS

     From time to time, stockholders of the Company may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company's 2000 Proxy Statement. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 15, 2000. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's Proxy Statement.

     Alternatively, under the Company's By-laws, a proposal or nomination that the stockholder does not seek to include in the Company's Proxy Statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary of the Company for the 2000 Annual Meeting of Stockholder not less than 120 days prior to the date on which the Company first mailed its proxy materials for the 1999 Annual Meeting, unless the date of the 2000 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by 30 days from the anniversary of the 1999 Annual Meeting. For the Company's 2000 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no later than December 15, 2000. If the date of the 2000 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 1999 Annual Meeting, the deadline for a stockholder to submit any such proposal or nomination is a reasonable time before the Company begins to print and mail its proxy materials. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting of Stockholders. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the Company in writing at 8205 South Cass Avenue, Darien, Illinois 60561 to make any submission or to obtain additional information as to the proper form and content of submissions.


                               By Order of the Board of Directors

                               /s/ David I. Vickers

                               David I. Vickers
                               Senior Vice President, Chief Financial Officer and Secretary


Darien, Illinois
April 13, 2000